Exhibit 99.1
The Beauty Health Company Reports Record Third Quarter 2021 Financial Results
Raises Full Year 2021 Guidance

Long Beach, Calif., November 9, 2021 – The Beauty Health Company ("BeautyHealth" or the "Company"; NASDAQ:SKIN), a global category-creator in beauty health leading the charge with its flagship brand HydraFacialTM, today announced financial results for the third quarter ended September 30, 2021.

Brent Saunders, BeautyHealth’s Executive Chairman, stated: “We are very pleased with our results this quarter, as well as the strength of our year-to-date performance. Our sales and adjusted EBITDA continued to exceed our expectations and delivered new record results, while we continued to lead through macro challenges and select market closures related to the Delta variant surge. Our strength demonstrates the diversification of our business across channels and geographies, as well as the favorable secular tailwinds that remain strong and we believe are here to stay. We are executing across all key strategic initiatives we laid out for you last December, further enhanced by the acceleration in the consumer shift to health and wellness.”

“As a result of our strong performance to-date combined with our expectations for the fourth quarter, we are raising our top-line guidance for the full year to a range of $245 million to $255 million and adjusted EBITDA to $30 million, barring any deterioration related to COVID-19 trends. Our upward revisions are based on our momentum, and we will continue to invest ahead of our growth to capitalize on the significant opportunity ahead in the category we created,” concluded Mr. Saunders.

Key Operational and Business Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2021	2020	2021	2020
Delivery Systems net sales	$36.2	$15.9	$96.8	$36.0
Consumables net sales	$32.0	$18.6	$85.4	$45.2
Total net sales	$68.1	$34.6	$182.2	$81.2
Gross profit	$46.1	$21.0	$125.1	$44.2
Gross margin	67.6%	60.6%	68.6%	54.4%
Net loss	$(215.1)	$(2.2)	$(357.8)	$(21.7)
Adjusted net income (loss)*	$2.5	$0.9	$2.8	$(10.3)
Adjusted EBITDA*	$5.8	$7.6	$24.2	$4.2
Adjusted EBITDA margin*	8.5%	21.9%	13.3%	5.1%
Adjusted gross profit*	$48.7	$23.6	$133.0	$52.4
Adjusted gross margin*	71.5%	68.3%	73.0%	64.5%
*See "Non-GAAP Measures" below.
Third Quarter 2021 Summary
•Net sales of $68.1 million increased 97% compared to $34.6 million in Q3 2020 and 72% compared to $39.6 million in Q3 2019, driven by continued strength in the U.S. and EMEA, as well as significant growth in APAC despite the negative impact from the Delta variant.
◦Delivery Systems net sales increased to $36.2 million, compared to $15.9 million in Q3 2020 and $19.0 million in Q3 2019.
◦Consumables net sales increased to $32.0 million, compared to $18.6 million in Q3 2020 and $20.6 million in Q3 2019.
•Net sales in the Americas region increased to $45.0 million in Q3 2021 compared to $21.2 million in Q3 2020 and $29.8 million in Q3 2019 due to strong trends in the U.S. and Mexico, as markets reopened and consumer demand accelerated. Net sales in the APAC region increased to $10.5 million in Q3 2021 compared to $5.3 million in Q3 2020 and $3.3 million in Q3 2019, due to continued strength in China and Australia despite the partial closure during the quarter due to the Delta variant. Net sales in the EMEA region increased to $12.6 million in Q3 2021 compared to $8.1 million in Q3 2020 and $6.5 million in Q3 2019, due to strength in the United Kingdom, Germany, France, Russia and the Middle East.

•Gross margin increased to 67.6% compared to 60.6% in Q3 2020, and Q3 adjusted gross margin increased to 71.5% compared to 68.3% in Q3 2020. The improvement in gross profit was due to fixed cost leverage from higher than expected sales, improved average selling prices for Delivery Systems, as well as cost savings initiatives, partially offset by higher supply chain and logistics costs. The margin decreased from Q2 2021 by 3.4% due to supply chain challenges and increases in logistics costs, as well as temporary margin drain from transitioning higher carrying inventory value related to the distributor acquisitions. We expect the continued headwinds from global supply chain challenges and inflationary pressures to weigh on margins into 2022. We currently anticipate the higher shipping costs to continue into next year, partially offset by an accretion in margins related to the acquired distributor inventory and pricing initiatives.
•Selling, general and administrative expenses were $49.7 million in Q3 2021 compared to $17.6 million in Q3 2020, primarily driven by increased sales commissions, personnel-related expenses and marketing spend. We have incurred $1.7 million of public company costs including directors’ and officers’ liability insurance, SOX compliance and additional audit and tax related services in the third quarter.
•Operating loss was $5.5 million compared to an operating income of $2.8 million in Q3 2020. The operating loss includes non-cash stock-based compensation expense of $5.1 million.
•Net loss was $215.1 million compared to a net loss of $2.2 million in Q3 2020. Net loss includes the non-cash changes in fair value of both the warrant and earn-out shares liabilities, which totaled $209.9 million. The earn-out shares liability was initially measured as of the date of the consummation of the Business Combination in May 2021 and was settled in 7.5 million shares of Class A Common Stock on July 15, 2021. In Q3 2021, adjusted net income was $2.5 million compared to an adjusted net income of $0.9 million in Q3 2020.
•Adjusted EBITDA is an important profitability measure that we use to manage our business internally. In Q3 2021, adjusted EBITDA was $5.8 million compared to $7.6 million in Q3 2020. The decrease in adjusted EBITDA is the result of increased sales commissions, personnel-related expenses, marketing spend and public company costs, partially offset by higher sales.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $718.6 million as of September 30, 2021 compared to $11.8 million as of September 30, 2020. On September 14, 2021 BeautyHealth issued $750 million of 1.25% Convertible Senior Notes due 2026.

Net cash flow used in operating activities of $31.6 million for the nine months ended September 30, 2021 compared to net cash flow used in operating activities of $12.0 million for the nine months ended September 30, 2020. The net cash flow used included transaction costs of $32.3 million, related to the Business Combination and convertible notes issuance. Capital expenditures for the nine months ended September 30, 2021 totaled $7.1 million.

Warrants
On October 4, 2021, BeautyHealth delivered a Notice of Redemption for all of its outstanding public warrants to purchase shares of BeautyHealth's Class A common stock. On November 8, 2021, BeautyHealth announced 16,123,235 public warrants were exercised for total cash proceeds of $185.4 million. Following the redemptions, we have approximately 8.4 million private placement warrants and approximately 150 million shares of Class A common stock outstanding.

Outlook
BeautyHealth is raising its outlook to reflect the acceleration of performance in BeautyHealth's third quarter, momentum in health and wellness, as well as confidence in its business as it executes against its growth plan. The increase assumes no material deterioration in general market conditions or other factors related to COVID-19 trends.

For fiscal 2021, BeautyHealth expects:
•Net sales of $245 million to $255 million, compared to the prior guidance of $230 million to $240 million.
•Adjusted EBITDA of approximately $30 million, compared to the prior guidance of approximately $25 million.
•Up to $15 million of capital expenditures, which remains unchanged compared to the prior guidance.

BeautyHealth’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account any unannounced acquisitions, dispositions or financings during 2021. In addition, given the uncertainty in the environment in which BeautyHealth is operating, the Company remains cautious of the potential risk for further market closures or other restrictive measures from new COVID-19 strains and the uneven global rollout and adoption of vaccines, as well as inflationary headwinds related to higher raw material, shipping and labor costs. BeautyHealth’s outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.

Conference Call
BeautyHealth will host a conference call on Tuesday, November 9, 2021, at 4:30 p.m. ET to review its third quarter financial results. The call may be accessed via live audio webcast through the Investor Relations section of our website at https://investors.beautyhealth.com/ or by dialing (877) 407-9208 (international callers please dial 1 (201) 493-6784), using conference ID 13723615, approximately 10 minutes prior to the start of the call. A replay of the conference call will be available within approximately three hours after the conclusion of the call and can be accessed online at https://investors.beautyhealth.com/.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as adjusted net income, adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, and adjusted gross margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. These non-GAAP financial measures should not be considered as an alternative to GAAP financial information or as an indication of operating performance or any other measure of performance derived in accordance with GAAP, and may not provide information that is directly comparable to that provided by other companies in its industry, as these other companies may calculate non-GAAP financial measures differently, particularly related to non-recurring, unusual items.

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are key performance measures that management uses to assess our operating performance. Because adjusted net income, adjusted EBITDA and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.

We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect adjusted EBITDA margin to increase over the long-term, as we continue to scale our business and achieve greater leverage in our operating expenses.

We calculate adjusted net income as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants, change in fair value of earn-out shares liability, other (income), net; amortization expense; stock-based compensation expense; management fees incurred from our historical private equity owners; one-time or non-recurring items such as transaction costs (including transactions costs with respect to the Business Combination); restructuring costs (including those associated with COVID-19) and the aggregate adjustment for income taxes for the tax effect of the adjustments described above.

We calculate adjusted EBITDA as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants, change in fair value of earn-out shares liability, other (income), net; interest expense; provision for income taxes; depreciation and amortization expense; stock-based compensation expense; foreign currency gain/loss; management fees incurred from our historical private equity owners; one-time or non-recurring items such as transaction costs (including transactions costs with respect to the Business Combination); and restructuring costs (including those associated with COVID-19).

The following table reconciles BeautyHealth’s net loss to adjusted net income (loss) for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
Unaudited (in thousands)	2021	2020	2021	2020
Net loss	$(215,145)	$(2,214)	$(357,797)	$(21,682)
Adjusted to exclude the following:
Change in FV of warrant liability	199,306	—	271,333	—
Change in FV of earn-out shares liability	10,575	—	47,100	—
Amortization expense	3,521	3,068	9,373	9,468
Stock-based compensation expense	5,082	76	8,624	326
Other expense (income) (1)	(24)	(23)	4,290	(84)
Management fees (2)	—	217	209	953
Transaction related costs (3)	1,156	204	32,313	1,011
Other non-recurring and one-time fees (4)	452	569	590	3,334
Aggregate adjustment for income taxes	(2,437)	(992)	(13,252)	(3,620)
Adjusted net income (loss)	$2,486	$905	$2,783	$(10,294)
The following table reconciles BeautyHealth’s net income (loss) to adjusted EBITDA for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
Unaudited (in thousands)	2021	2020	2021	2020
Net loss	$(215,145)	$(2,214)	$(357,797)	$(21,682)
Adjusted to exclude the following:
Change in FV of warrant liability	199,306	—	271,333	—
Change in FV of earn-out shares liability	10,575	—	47,100	—
Depreciation and amortization expense	4,566	3,704	11,904	11,007
Stock-based compensation expense	5,082	76	8,624	326
Interest expense	530	5,629	8,289	15,447
Income tax benefit	(1,129)	(593)	(3,305)	(6,260)
Foreign currency loss, net	431	(14)	663	108
Other expense (income)	(24)	(23)	4,290	(84)
Management fees (1)	—	217	209	953
Transaction related costs (2)	1,156	204	32,313	1,011
Other non-recurring and one-time fees (3)	452	569	590	3,334
Adjusted EBITDA	$5,800	$7,555	$24,213	$4,160
Adjusted EBITDA margin	8.5%	21.9%	13.3%	5.1%
_________________
(1)Represents quarterly management fees paid to the majority shareholder of HydraFacial based on a pre-determined formula. Following the Business Combination, these fees are no longer paid.
(2)Such amounts primarily represent direct costs incurred with the Business Combination, including $21.0 million paid to the former owner of HydraFacial, and to prepare HydraFacial to be marketed for sale by HydraFacial’s shareholders in previous periods.
(3)For the three and nine months ended September 30, 2021 such costs primarily represent one-time retention awards related to the distributor acquisitions. For the three and nine months ended September 30, 2020, such costs primarily represent COVID-19 related restructuring cost of $0.2 million and $2.3 million, respectively, including write-off of expired Consumables, discontinued product lines, human capital and cash management consultants and, to a lesser extent, costs associated with a former warehouse and assembly facility during the transition period.

Adjusted Gross Profit and Adjusted Gross Margin
We use adjusted gross profit and adjusted gross margin to measure our profitability and ability to scale and leverage the costs of our Delivery Systems and Consumables net sales. The continued growth of our Delivery Systems is expected to allow us to improve our adjusted gross margin, as additional Delivery System units sold will increase our recurring Consumables net sales, which has higher margins.

We believe adjusted gross profit and adjusted gross margin are useful measures to the Company and our investors to assist in evaluating our operating performance because they provide consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the effects of amortization and depreciation, which are non-cash expenses that may fluctuate for reasons unrelated to overall continuing operating performance. Adjusted gross margin has been and will continue to be impacted by a variety of factors, including the product mix, geographic mix, direct vs. indirect mix, the average selling price on Delivery Systems, and new product launches. We expect our adjusted gross margin to fluctuate over time depending on the factors described above.

The following table reconciles gross profit to adjusted gross profit for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
Unaudited (in thousands)	2021	2020	2021	2020
Net sales	$68,147	$34,560	$182,197	$81,212
Cost of sales	22,072	13,603	57,131	37,050
Gross profit	$46,075	$20,957	$125,066	$44,162
Gross margin	67.6%	60.6%	68.6%	54.4%
Adjusted to exclude the following:
Stock-based compensation expense	$70	$—	$222	$—
Depreciation and amortization expense	2,589	2,654	7,747	8,223
Adjusted gross profit	$48,734	$23,611	$133,035	$52,385
Adjusted gross margin	71.5%	68.3%	73.0%	64.5%
About the Business Combination
On May 4, 2021, HydraFacial completed the previously announced business combination (the “Business Combination”) with Vesper Healthcare Acquisition Corp. (“Vesper Healthcare”), a special purpose acquisition company. In connection with the Business Combination, Vesper Healthcare changed its name to The Beauty Health Company, and LCP Edge Intermediate, Inc., the indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”) became an indirect subsidiary of BeautyHealth. For fiscal periods following the date of completion of the Business Combination, financial results are reported by The Beauty Health Company on a consolidated basis.

About The Beauty Health Company
BeautyHealth is a category-creating beauty health company focused on bringing innovative products to market. Our flagship brand, HydraFacial, is a non-invasive and approachable beauty health platform and ecosystem with a powerful community of estheticians, consumers and partners, bridging medical and consumer retail to democratize and personalize skin care solutions for the masses. Leading the charge in beauty health as a category-creator, HydraFacial uses a unique delivery system to cleanse, extract, and hydrate with our patented hydradermabrasion technology and super serums that are made with nourishing ingredients, providing an immediate outcome and creating an instantly gratifying glow in just three steps and 30 minutes. HydraFacial® and Perk™ products are available in over 87 countries with over 19,000 Delivery Systems globally and millions of treatments performed each year. For more information, visit the brand on LinkedIn, Facebook, Instagram, or at HydraFacial.com. For more information, please visit at https://investors.beautyhealth.com/.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside The Beauty Health Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include the inability to recognize the anticipated benefits of the Business Combination; costs related to the Business Combination; the inability to maintain the listing of The Beauty Health Company’s shares on Nasdaq; The Beauty Health Company’s ability to manage growth; The Beauty Health Company’s ability to execute its business plan; potential litigation involving The Beauty Health Company; changes in applicable laws or regulations; the possibility that The Beauty Health Company may be adversely affected by other economic, business, and/or competitive factors; and the impact of the continuing COVID-19 pandemic on the Company’s business. The Beauty Health Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
ICR, Inc.
Investors: Dawn Francfort
Email: BeautyHealthIR@icrinc.com
Press: Alecia Pulman
Email: alecia.pulman@icrinc.com

The Beauty Health Company
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net sales	$68,147	$34,560	$182,197	$81,212
Cost of sales	22,072	13,603	57,131	37,050
Gross profit	46,075	20,957	125,066	44,162
Operating expenses:
Selling and marketing	30,451	10,541	74,530	34,425
Research and development	1,880	577	6,320	2,549
General and administrative	19,200	7,054	73,643	19,659
Total operating expenses	51,531	18,172	154,493	56,633
Income (loss) from operations	(5,456)	2,785	(29,427)	(12,471)
Other (income) expense:
Interest expense, net	530	5,629	8,289	15,447
Other expense (income), net	(24)	(23)	4,290	(84)
Change in fair value of warrant liability	199,306	—	271,333	—
Change in fair value of earn-out shares liability	10,575	—	47,100	—
Foreign currency loss, net	431	(14)	663	108
Total other expense	210,818	5,592	331,675	15,471
Loss before provision for income taxes	(216,274)	(2,807)	(361,102)	(27,942)
Income tax benefit	(1,129)	(593)	(3,305)	(6,260)
Net loss	$(215,145)	$(2,214)	$(357,797)	$(21,682)
Net loss per share - basic and diluted	$(1.63)	$(0.06)	$(4.10)	$(0.64)
Weighted average common shares outstanding - basic and diluted	132,306,346	35,392,316	87,219,681	33,870,903

The Beauty Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$718,622	$9,486
Accounts receivable	38,386	18,576
Prepaid expenses	7,745	3,220
Income tax receivable	4,947	4,611
Inventories	28,105	23,202
Total current assets	797,805	59,095
Property and equipment, net	12,070	9,191
Intangible assets, net	59,349	50,935
Goodwill	122,865	98,531
Deferred tax assets, net	1,028	270
Other assets	4,758	4,813
Total assets	$997,875	$222,835
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$18,118	$18,485
Accrued payroll related expenses	21,274	9,475
Other accrued expenses	7,896	2,458
Income tax payable	2,180	—
Current portion of long-term debt due to related parties	—	512
Total current liabilities	49,468	30,930
Other long-term liabilities	1,755	1,854
Long-term debt due to related parties, net of current portion	—	216,024
Deferred tax liabilities, net	2,676	3,987
Warrant liabilities	357,173	—
Convertible senior notes, net	728,858	—
Total liabilities	1,139,930	252,795
Stockholders’ (deficit) equity:
Common stock	14	4
Preferred stock	—	—
Additional paid-in capital	260,908	13,952
Note receivable from stockholder	—	(554)
Accumulated other comprehensive (loss) income	(1,576)	242
Accumulated deficit	(401,401)	(43,604)
Total stockholders’ (deficit) equity	(142,055)	(29,960)
Total liabilities and stockholders’ (deficit) equity	$997,875	$222,835

The Beauty Health Company
Quarterly Financial Results Summary
(Unaudited)

(dollars in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Delivery Systems net sales	$14.1	$6.0	$15.9	$17.4
Consumables net sales	18.4	8.1	18.6	20.5
Total net sales	$32.5	$14.1	$34.5	$37.9
Gross profit	$18.9	$4.3	$21.0	$23.0
Gross margin	58.2%	30.3%	60.8%	60.8%
Income (Loss) from operations	$(7.3)	$(7.9)	$2.8	$(4.7)
Net loss	$(9.1)	$(10.4)	$(2.1)	$(7.6)
Adjusted EBITDA (loss)	$(2.1)	$(1.1)	$7.4	$3.5
Adjusted EBITDA margin	(6.4)%	(7.7)%	21.3%	9.3%
Adjusted gross profit	$21.6	$7.2	$23.6	$25.6
Adjusted gross margin	66.3%	51.0%	68.4%	67.5%

(dollars in millions)	Q1 2021	Q2 2021	Q3 2021
Delivery Systems net sales	$25.6	$34.9	$36.2
Consumables net sales	21.9	31.6	32.0
Total net sales	$47.5	$66.5	$68.1
Gross profit	$31.7	$47.3	$46.1
Gross margin	66.7%	71.0%	67.6%
Income (Loss) from operations	$2.4	$(26.4)	$(5.5)
Net loss	$(3.3)	$(139.4)	$(215.1)
Adjusted EBITDA	$7.0	$11.4	$5.8
Adjusted EBITDA margin	14.8%	17.1%	8.5%
Adjusted gross profit	$34.3	$49.8	$48.7
Adjusted gross margin	72.2%	74.9%	71.5%